Exhibit 99.1
Press Release

IRET PROPERTIES COMPLETES NEW $60 MILLION BANK FACILITY

Minot, ND – Investors Real Estate Trust (“IRET”) (Nasdaq:IRET) (Nasdaq:IRETP) announced today that its operating partnership, IRET Properties, has arranged a $60 million line of credit to be used for general corporate purposes, including acquisition and development, the ND based REIT says.   First International Bank & Trust, a North Dakota state bank (“Lender”), has agreed to provide a revolving credit line with a commitment amount at the time of close of $39 million.  At the discretion of the Lender, the total commitment available under the credit line may be increased to $60 million.

Thomas A. Wentz, Jr., IRET’s senior vice president and chief operating officer, commented, “IRET views the new credit facility as a flexible mechanism to leverage the value of its portfolio using the funds to acquire additional income producing properties in IRET's core markets as well as pay down more expensive debt.”

As of August 13, 2010, the Lender has informed IRET that participants in the credit line include First International Bank & Trust, First Western Bank & Trust and The Bank of North Dakota, each at $12 million; United Community Bank of North Dakota at $2 million; and American State Bank & Trust Company at $1 million.  The line of credit is secured by mortgages on various properties owned by IRET and IRET Properties.

Wentz further commented, “Despite the well publicized uncertainty in the lending market, IRET's relationship with a core group of North Dakota Banks has allowed it to access the value of its unencumbered real estate assets on terms and at a rate which will allow IRET to continue to grow its portfolio.”

The recently established credit line replaces a number of smaller and shorter term borrowing facilities which will provide IRET with the ability to pursue attractive real estate opportunities.  IRET will report its financial results for the first quarter of fiscal year 2011, on September 9, 2010.

About IRET

Investors Real Estate Trust is a self‐advised equity real estate investment trust. Its business consists of owning and operating income‐producing multi‐family residential and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.

For more information, please contact:

Lindsey Knoop Anderson
Director of Investor Relations
3015 16th Street SW, Suite 100
PO Box 1988
Minot, North Dakota 58702-1988
phone: 701.837.4738
fax: 701.838.7785
email:landerson@iret.com